Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

     In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. United Medicorp, Inc., including its wholly owned subsidiary United Moneycorp, Inc., ("UMY"), hereinafter collectively referred to as "UMC" or the "Company," intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

     "Forward-looking statements" are defined by the Reform Act. Generally, forward looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events, and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of UMC. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, UMC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

     UMC provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is appended as an exhibit and also include, but are not limited to:

CUSTOMER CONCENTRATION RISK

     The percentage market mix of total revenue from continuing operations was:

                                      Three Months               Year Ended December 31,
                                         Ended       ----------------------------------------------
                                     March 31, 2006       2005            2004            2003
                                     --------------  --------------  --------------  --------------
      Customer A..................         58%             52%             20%             --%
      Customer B..................          1              12              17              17
      Customer C..................         --              --              20              62
      Other customers.............         41              36              43              21
                                      --------------  --------------  --------------  --------------
                                          100%            100%            100%            100%
                                      ==============  ==============  ==============  ==============

     For the three-months ended March 31, 2006, 58% of the Company's revenues came from a contract with a hospital in East Texas (Customer A). This contract also accounted for 52% and 20% of total consolidated revenues for the years ended December 31, 2005 and 2004, respectively. On January 19, 2006 the Company received notice from Marshall Regional Medical Center ("MRMC") that MRMC would discontinue using the Registrant's Claims Billing Services, effective March 1, 2006. MRMC management advised UMC that with the Company's assistance and

                                                                    Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


guidance, MRMC will be able to bring this service back in-house. Total revenues earned by the Registrant from Claims Billing Services provided to MRMC were $1,119,633 and $653,088, which represented 40% and 16% of the Registrant's total revenue for the years 2005 and 2004, respectively.

     For the three-months ended March 31, 2006, 1% of the Company's revenues came from a contract with Brownsville Surgical Hospital (Customer B). This contract also accounted for 12%, 17% and 17% of total consolidated revenues for the years ended December 31, 2005, 2004 and 2003, respectively. On March 7, 2005, the Company received notice from Brownsville Surgical Hospital ("BSH") that effective April 15, 2005 BSH would terminate the claims billing and follow up, early stage patient balance collection, and coding services portions of their accounts receivable management contract with UMC dated October 31, 2000. Per BSH management, the hospital planned to bring these services in house at that time. BSH management indicated their appreciation for UMC's performance over the life of this contract, but believed that the hospital would be able to provide these services more cost effectively in house. UMC will continue to provide bad debt collection services for BSH. UMC continued to receive placements of new claims and early stage collection accounts from BSH through April 18, 2005. Revenue from this contract ramped down rapidly during the second quarter of 2005.

     For the Years 2004, 2003 and 2002, a large portion of the Company's revenues came from a contract with Presbyterian Healthcare Systems ("PHS") of New Mexico (Customer C). This contract accounted for approximately 0%, 0%, 20% and 62% of total consolidated revenues for the first quarter of 2006 and for the years ended December 31, 2005, 2004 and 2003, respectively. On October 22, 2003 UMC announced the resignation of its key contact at PHS. On February 20, 2004 UMC announced that it had been informed by new management at PHS that most of the business outsourced to UMC would be re-bid, and that the remaining business would be brought back in house in mid 2004. On March 15, 2004 PHS informed UMC that it was not selected as one of the vendors to provide ongoing services for PHS. PHS management stated that the reason UMC was not selected was because other vendors had submitted proposals with fee percentages lower than those proposed by UMC. UMC continued to receive placements of accounts from PHS through March 31, 2004 and revenue from PHS ramped down rapidly over the remainder of 2004.

     The balance of the Company's revenues during the first quarter of 2006 came from approximately 25 other customers.

                 MANAGEMENT'S PLAN WITH RESPECT TO LOST REVENUES

     During the past several years, management has taken steps to lessen the Company's concentration risk associated with its large customers. These steps include, but are not limited to:

o In April 2002, the Company started up UMC's Coding Services Division. This division generated revenue of $53,000, $222,000 and $224,000 during the first quarter of 2006 and for the years 2005 and 2004 respectively.

o In March 2003, the Company began development of its Electronic Medical Records Storage service. The beta test of this product was completed in September 2003, and the Company began offering this service to its customers shortly thereafter.

o In March 2005, the Company began offering Chargemaster Review and Pricing Comparison services. These services will be discontinued in May 2006 due to disappointing results.

                                                                    Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


o From 2000 to 2006 the annual budget for UMC's sales and marketing department has increased from $0 to $175,000. The Company's actual expenses for sales and marketing were $40,286 during the first quarter of 2006 and $271,000 and $293,000 for the years 2005 and 2004 respectively.

     With the loss of the PHS and LHH contracts in 2004, the loss of the BSH contract in 2005, and the loss of the MRMC billing contract in 2006, the Company will face a significant challenge in 2006 to maintain the level of revenue that it produced in 2005. Management's forecast of revenue for 2006 from the Company's existing customers as of the date of this report plus incentives from the Company's agreement with the Pampa Economic Development Corporation is $2,162,000. The difference between this forecast and total 2005 revenue will have to be made up from new sales of services to new and existing customers.

     UMC management is disappointed with the results produced by its sales and marketing department during the last two years. The primary factors which have caused UMC's poor sales performance are increased competition and poor sales management. To address these issues, UMC dismissed its Vice President of Sales and Marketing in February 2006, and hired a new Director of Sales and Marketing on March 30, 2006. UMC management is also evaluating several new service offerings, including medical debt purchasing, which are intended to generate revenue and restore profitability. In 2006, management will continue to focus on marketing traditional and new services to both existing and prospective customers. There can be no assurance that UMC will attain the same level of new sales in 2006 that it attained in 2005, or that the operating margin on new business sold in 2006 will be consistent with past performance.

     Management continues to vigorously pursue new business while rigorously managing expenses without negatively impacting service levels.

     With the loss of the PHS contract in 2004 and the loss of the BSH contract in 2005, the Company faces a significant challenge in 2005 to maintain profitability and maintain the level of revenue that it produced in 2004. Management's forecast of revenue for 2006 from the Company's existing customers as of the date of this report plus incentives from the Company's agreement with the Pampa Economic Development Corporation is $2,162,000. The difference between this forecast and total 2005 revenue will have to be made up from new sales of services to new and existing customers. In 2006, management will continue to focus on marketing traditional and new services to both existing and prospective customers. There can be no assurance that UMC will attain the same level of new sales in 2006 that it attained in 2005, or that the operating margin on new business sold in 2006 will be consistent with past performance.

GOING CONCERN

     As described above under LOSS OF SIGNIFICANT CUSTOMERS, the Company has suffered the loss of several significant customer contracts during the last two years. In addition, the Company has not been successful in completing the sale of new contracts sufficient to replace all or at least a significant portion of the revenues lost. The Company generated a net loss of $118,649 for the first quarter of 2006 and a net loss of $101,635 for the year 2005, and is projecting a net loss for the second quarter of 2006. Due to uncertainties regarding a number of new customer contracts that are in the Company's sales pipeline, it is difficult for management to project the Company's revenue performance, operating profits or loss, or cash requirements for more than a few months. It is possible that the Company will need to raise additional capital during 2006 to satisfy working capital and debt service requirements. There is no assurance that the Company will be able to raise the amount of debt or equity capital that may be

                                                                    Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


required to meet its objectives. The Company's challenging financial circumstances may make the terms, conditions, and cost of any available capital relatively unfavorable. If additional debt or equity capital is not readily available, the Company will be forced to further scale back its operations, including its efforts to complete new sales. The Company's short term needs for capital may force it to consider and potentially pursue strategic options that it might otherwise not have considered desirable. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability of and classification of assets, or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

     Management has implemented several actions to improve the financial performance of the Company. The Company has reduced staff aggressively to control expenses, reduced the hours worked by hourly employees by 10%, reduced the pay of salaried employees by 10%, reduced the pay of its CEO by 20%, and eliminated the monthly accrual for Paid Time Off. The Company's telecommunications resources have been restructured to reduce cost. On February 17, 2006, the Company released its Vice President of Sales & Marketing; on March 30, the Company hired a new Director of Sales & Marketing. The Company has invested about $21,500 in sales and legal costs and a significant amount of management time in its efforts to enter the healthcare debt purchasing market. These efforts are still in progress, and there can be no assurance that the Company will be successful in completing new sales in this market, or that the revenues derived from debt purchasing will yield operating profits in the future. In addition, there can be no assurance that the Company will be able to obtain funding with which to engage in debt purchasing should the Company's efforts to complete the sale of these services be successful.

KEY MANAGEMENT AND BOARD OF DIRECTORS

     The Company's success in general and its continued ability to grow its operations and increase its shareholder value is heavily dependent upon, among other things, the continued contributions of the Company's senior management and members of the Board of Directors. The loss of services of any single member of senior management or of the Board of Directors could have a material adverse effect on the Company's business.

ON-GOING MANAGEMENT INITIATIVES

     The Company faces several challenges in order to continue to develop on-going management initiatives to enhance shareholder value. These challenges include, but are not limited to: (i) developing and implementing initiatives to reduce costs and enhance efficiencies, (ii) executing service agreements with new customers, (iii) exploring and exploiting fragmented market niches, and (iv) recruiting, hiring and retaining key management employees. There can be no assurance that the Company will successfully meet these or other operating challenges. Any failure with respect to the foregoing could have a material adverse effect on UMC.

FACTORING ARRANGEMENT AND CREDIT AVAILABILITY

     In the past, the Company has relied upon its ability to factor its invoices pursuant to its recourse factoring agreement executed on December 28, 1999. During 2003, the Company obtained two unsecured $100,0000 bank lines of credit. These lines of credit combined with the Company's profitable performance over the past four years have resulted in an improved cash position and minimized the Company's dependence on factoring invoices. At March 31, 2006 the Company had cash on hand of $109,956 and unencumbered cash on deposit with the factoring company of $59. The Company had drawn down $194,000 of its $200,000 of availability on the lines of credit, and had no factored invoices at March 31, 2006. The factoring agreement is secured by all of the Company's non-factored accounts receivable. The factoring agreement may be terminated by either party with ten days notice.

                                                                    Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


     The Company currently leases certain computer, telephone and office equipment under long-term lease agreements. Should the Company not be able to secure lease financing or other similar forms of credit, if required, upon terms and conditions that are acceptable to the Company, alternative strategies to fund equipment may be required. There can be no assurance that any of these strategies could be effected on satisfactory terms.

TECHNOLOGICAL ADVANCES

     Rapid technological change is inherent in the industry in which UMC competes. UMC's success will depend in part upon its continued ability to enhance its existing technology supporting billing, accounts receivable management and collection agency services quickly and cost-effectively to meet evolving customer needs and respond to emerging industry standards and other technological changes. There can be no assurance that UMC will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitors of UMC will not develop a technological advantage, or that any such technological advantage will not have a material adverse effect upon the operating results of UMC.

COMPETITION

     The business of medical insurance claims processing, accounts receivable management and collection agency services is highly competitive. UMC competes with certain national and regional electronic claims processing companies, claims collection companies, claims management companies, collection agencies, factoring and financing firms, software vendors and traditional in-house claims processing and collections departments of hospitals and other healthcare providers. Many competitors of UMC are several times larger than the Company and could, if they chose to enter the market for the Company's line of services, devote resources and capital to the market that are much greater than those which the Company currently has available or may have available in the future. There can be no assurance that competition from current or future competitors will not have a material adverse effect upon the Company.

INDUSTRY AND MARKET CHANGES

     Potential industry and market changes that could adversely affect the billing and collection aspects of UMC include (i) a significant increase in managed care providers relative to conventional fee-for-service providers, potentially resulting in substantial changes in the medical reimbursement process, or the Company's failure to respond to such changes, (ii) new alliances between healthcare providers and reduction of central business offices, and
(iii) continued cost containment measures employed by healthcare providers as healthcare expenditures have grown as a percentage of the U.S. Gross National Product. There can be no assurance that potential industry and market changes will not have a material adverse effect on UMC.


GOVERNMENTAL INVESTIGATIVE RESOURCES AND HEALTHCARE REFORM

     The federal government in recent years has placed increased scrutiny on the billing and collection practices of healthcare providers and related entities, and particularly on possible fraudulent billing practices. This heightened scrutiny has resulted in a number of high profile civil and criminal investigations, lawsuits and settlements.

     In 1996, Congress enacted the Health Insurance Portability and Accounting Act of 1996, which includes an expansion of provisions relating to fraud and abuse, creates additional criminal offenses relating to healthcare benefit programs, provides for forfeitures and asset-freezing orders in connection with such healthcare offenses and contains provisions for instituting greater coordination of federal, state and local enforcement agency resources and actions.

                                                                    Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


     In recent years, the focus of healthcare legislation has been on budgetary and related funding mechanism issues. The Congress and the Clinton and Bush Administrations have made proposals to reduce the rate of increase in projected Medicare and Medicaid expenditures and to change the funding mechanisms and other aspects of both programs. In late 1995 and 1997, Congress passed legislation that would substantially reduce projected expenditure increases and would make significant changes to Medicare and Medicaid programs. The Bush Administration has proposed alternate measures to manage Medicare and Medicaid expenditures. There can be no assurance that these changes will not have a material adverse effect on UMC.

EXISTING GOVERNMENT REGULATION

     Existing government regulations can adversely affect UMC's business through, among other things, its potential to reduce the amount of reimbursement received by UMC's customers upon which UMC's billing and collection fees are based. UMC's billing and collection activities are also governed by numerous federal and state civil and criminal laws. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs.

     Submission of claims for services that were not provided as claimed, or which violate the regulations, may lead to civil monetary penalties, criminal fines, imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs. Specifically, the Federal False Claims Act allows a private person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute. Such actions have increased significantly in recent years and have increased the risk that a company engaged in the healthcare industry, such as UMC and its customers, may become the subject of a federal or state investigation, may ultimately be required to defend a false claim action, may be subjected to government investigation and possible criminal fines, may be sued by private payers and may be excluded from Medicare, Medicaid and/or other federally funded healthcare programs as a result of such an action. Any such proceedings or investigation could have a material adverse effect on UMC.

     Credit collection practices and activities are regulated by both federal and state law. The Federal Fair Debt Collection Practices Act sets forth various provisions designed to eliminate abusive, deceptive and unfair debt collection practices by collection agencies. Various states have also promulgated laws and regulations that govern credit collection practices.

     There can be no assurance that current or future government regulations or current or future healthcare reform measures will not have a material adverse effect on UMC.